UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2015, Enphase Energy, Inc. (the “Company”) entered into an amendment and restatement of that certain Credit Agreement, dated as of November 7, 2012 (as previously amended, the “Existing Credit Agreement” and as amended and restated, the “Restated Credit Agreement”), with the lenders party thereto (each, a “Lender” and collectively, the “Lenders”) and Wells Fargo Bank, National Association, as agent (the “Agent”).

The Restated Credit Agreement provides for (i) a $50.0 million revolving credit facility; and (ii) a $25.0 million uncommitted accordion facility subject to the satisfaction of certain conditions (collectively, the “Revolving Credit Facility”). The Revolving Credit Facility includes a $10.0 million letter of credit subfacility and a swing line loan subfacility in an aggregate amount equal to 10.0% of the maximum amount of the Revolving Credit Facility. The Revolving Credit Facility matures on November 7, 2019. The amount of loans available to be drawn under the Revolving Credit Facility is based on a borrowing base that is based on the Company’s eligible domestic accounts receivable and domestic inventory, less customary reserves. The Company expects to use loans under the Revolving Credit Facility for general corporate purposes.

Loans under the Revolving Credit Facility and any swap obligations and banking services obligations owing to a Lender (or an affiliate of a Lender) thereunder are secured by a pledge of substantially all assets of the Company other than intellectual property and certain customary exceptions. The obligations under the Revolving Credit Facility and any such swap and banking services obligations are not guaranteed by any of the Company’s existing subsidiaries, nor have any existing subsidiaries of the Company pledged any of their assets to secure such loans. Loans under the Revolving Credit Facility bear interest in cash at an annual rate equal to, at the company’s option, either LIBOR or a “base rate” that is comprised of, among other things, the prime rate, plus a margin that is between 2.0% and 3.0% per annum (in the case of LIBOR borrowings) or 1.0% and 2.0% per annum (in the case of base rate borrowings), in each case depending on undrawn availability under the Revolving Credit Facility. Loans drawn in Euros or U.K. Pounds Sterling will bear additional interest equal to 0.75% per annum.

The Revolving Credit Facility contains customary representations and warranties, affirmative and negative covenants and events of default, and requires the Company to maintain liquidity of at least $15.0 million at all times, of which at least 10.0% of the maximum amount of the Revolving Credit Facility must be undrawn availability; provided that the Company may make a one-time election to adopt a minimum fixed charge coverage covenant (defined as a ratio of certain fixed charges such as interest, taxes and scheduled debt amortization to EBITDA (as defined)) of 1.1:1.0 in lieu of such liquidity covenant.

The foregoing description of the Revolving Credit Facility is not intended to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Facility, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2015	ENPHASE ENERGY, INC.

	By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer